Exhibit 99.1

Zayo Closes Acquisition of Latisys

Boulder, Colo. – February 23, 2015 – Zayo Group Holdings, Inc. (“Zayo”), (NYSE:ZAYO) an international provider of Bandwidth Infrastructure services, today announced that it has closed its $675 million acquisition of the operating units of Latisys Holdings, LLC (“Latisys”), a colocation and infrastructure as a service (“Iaas”) provider. The transaction was funded by the net proceeds of Zayo Group, LLC’s previously announced $700 million offering of 6.00% senior unsecured notes due 2023.

The acquisition of Latisys adds eight new facilities to Zayo’s datacenter strategic product group, zColo, and increases Zayo’s billable datacenter space to 503,000 square feet. The additional facilities bring Zayo’s total datacenter count to 45 facilities across the U.S. and Europe, and increases zColo’s billable square footage by approximately 60%. The acquisition provides zColo with a presence in four new markets including Ashburn, Denver, Orange County, and London, and further enhances its Chicago datacenter footprint.

Zayo will immediately make the Latisys datacenter and IaaS portfolio available to its entire customer base. Similarly, Latisys customers will have immediate access to Zayo’s expansive fiber, transport and IP network assets to support a broad range of connectivity options for colocation and cloud deployments. New and existing Zayo customers will be able to order and manage both colocation and IaaS solutions through Tranzact, Zayo’s innovative bandwidth shopping platform.

“The acquisition of Latisys extends Zayo’s breadth and depth in the datacenter space and further enhances our infrastructure-based business model,” said Dan Caruso, chairman and CEO of Zayo Group. “We will now be able to offer rich connectivity solutions to Latisys customers, while addressing increasing demand for colocation and IaaS solutions within our existing customer base.”

Latisys consisted of two businesses: Colocation, which accounts for approximately 75% of their revenue, and Cloud, which accounts for approximately 25%. The Colocation business will become part of zColo, which increases zColo’s proforma annualized revenue by 80% to approximately $183 million. Stephanie Copeland, formerly Zayo’s President of Lit Services, has been named President of zColo.

zColo remains a strategic product group under Zayo’s Physical Infrastructure segment, and Matt Erickson remains segment President. Metro Dark Fiber, Intercity Dark Fiber, and Mobile Infrastructure are also part of the Physical Infrastructure segment.

Chris Morley, former President of Sales, will become President of Zayo’s Lit Services segment (to be renamed Zayo Cloud and Connectivity). Zayo Cloud & Connectivity will combine the Zayo Lit Services segment and Latisys’ Cloud business. Greg Friedman, formerly Vice President of zColo, has been named Vice President of the new Cloud strategic product group. Waves, Ethernet, Internet and SONET will also be part of the Zayo Cloud & Connectivity segment.

Glenn Russo has been named Zayo’s President of Sales and Service; David Howson remains Zayo’s President of International.

For more information on Zayo’s network and zColo datacenters, visit zayo.com.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a suite of dark fiber, mobile infrastructure, and cloud & connectivity services to wireline and wireless customers, datacenters, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 82,000 route mile network. The company also offers 45 carrier-neutral datacenter facilities across the US and France. Zayo was the first to offer bandwidth shopping and buying in under 2 minutes through Tranzact. Visit zayo.com for more information.

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